MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH LARGE CAP VALUE FOCUS FUND

SERIES #24

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/12/01	Therasense, Inc.	$28,500	$114,000,000	US Bancorp Piper Jaffary
		$	$
		$	$